Exhibit 99

CONTACT: REGIS CORPORATION:
Mark Fosland — SVP, Finance and Investor Relations
952- 806-1707
Andy Larew — Director, Finance — Investor Relations
952- 806- 1425

For Immediate Release

REGIS APPOINTS NEW CHIEF FINANCIAL OFFICER

MINNEAPOLIS — November 29, 2012 — Regis Corporation (NYSE:RGS), the global leader in the $160 billion haircare industry, today announced the appointment of Steven M. Spiegel as Executive Vice President and Chief Financial Officer, effective as of December 3, 2012.

Mr. Spiegel most recently served as Vice President, Finance and Corporate Controller of Unilever Group (formerly Alberto Culver) from 2010 to May, 2012 and as Vice President Commercial Finance — Americas, Asia Pacific and Africa of Alberto Culver from 2007 to 2010 and Vice President Commercial Finance, US Branded Beauty of Alberto Culver from 2005 to 2007.

“Steven will be a tremendous asset to our leadership team,” said Dan Hanrahan, President and Chief Executive Officer.  “I have the highest confidence that his extensive financial knowledge and experience will deliver significant contributions toward our objectives of improving the salon experience for our guests, simplifying our operating model, effectively leveraging our scale and enhancing value for our shareholders.”

Brent Moen will step down as CFO but will continue his employment with Regis Corporation through January 4, 2013 to facilitate a smooth and orderly transition.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of September 30, 2012, the Company owned, franchised or held ownership interests in approximately 10,000 worldwide locations.  Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Cool Cuts 4 Kids and Hair Club for Men and Women.  In addition, Regis also maintains ownership interests in Empire Education Group and the MY Style concepts in Japan.  For additional information about the company, including a reconciliation of non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link:

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